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The following is a transcript of the conference call held on April 24, 2008 to discuss Micrel, Incorporated’s First Quarter Fiscal Year 2008 results:

TRANSCRIPT

MICREL

Moderator: Sandy Reese

April 24, 2008

4:00 p.m. CT

Operator: Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Micrel first quarter 2008 earnings conference call. During today’s presentation all participants will be in a listen-only mode.

Following the presentation, the call will be opened for questions. For questions, please press star followed by the one on your touch tone phone. If you wish to withdraw your question, please press the pound sign. If you are using speaker equipment, please lift the handset before making your selection. Today’s call is being recorded.

I will now like to turn the call over to Mr. Ray Zinn, the President and Chief Executive Officer of Micrel Semiconductor. Please go ahead, sir.

Ray Zinn: Well thank you and thank you for joining us this afternoon. With me is Rick Crowley, our Vice President and Chief Financial Officer. And I’ve also asked my new analog senior management team to join me so here with us also is Scott Ward, who’s the Vice President of our analog business unit, Andy Cowell who is our Vice President of analog marketing, and David Schie, who’s our Vice President of design and product process development.

So at this time, I’d like to turn the time over to Rick Crowley to give you the prepared remarks. Rick, go ahead, please.

Rick Crowley: Thank you, Ray. In conjunction with this conference call, a number of supplemental charts will be made available on Micrel’s Web site during the following prepared remarks. To access these charts, go to www.micrel.com and click on the link to the Q1 2008 conference call slides.

We will begin today’s call with legal disclaimers. All material contained in the Webcast is the sole property and copyright of Micrel, Incorporated with all rights reserved. Certain statements in this conference call, which are not historical facts, may be considered forward looking statements that involve risk and uncertainties.

Forward looking statements include statements regarding future business results, future levels of sales and profitability, and future customer demand. Various factors can cause actual results to differ materially from what is set forth in such forward looking statements.

Some of the factors that could affect the company’s results have been set forth in our press release dated April 24th, 2008 and are also described in detail in the company’s SEC filings. Including but not limited to our annual report on the form 10-K for the year ended December 31st, 2007.

Listeners who do not have a copy of our first quarter earnings press release may view the press release on the company’s Web site at www.micrel.com.

During the first quarter, the company became engaged in its first proxy contest since going public in 1994 with a small activist hedge fund. However, during this conference call, we are not going to address questions related to the proxy contest and instead are going to focus on the first quarter results and second quarter outlook. We do not believe this is the proper forum to debate the proxy issues.

Let’s get started. In the first quarter, the company’s revenues increased sequentially coming in three percent above the high end of our guidance. Solid execution produced sequential improvement in gross margin and earnings per share.

The company’s new product momentum continued with the release of 23 new best in class products during the quarter. Customer demand for Micrel’s products rebounded in the first quarter. Q1 bookings were the highest quarterly amount recorded by the company since the first quarter of 2006.

Aggregate first quarter bookings increased sequentially in all geographies and channels of sale, led by strong orders from customers serving the industrial, wire line communications and wireless handsets and markets.

The book to bill ratio was significantly above one for the quarter. First quarter order lead times as measured by customer requested delivery date remained the same as Q4 at approximately five weeks.

In a challenging macroeconomic environment and generally seasonally weak first quarter, Micrel posted the second highest Q1 revenue since the 2001 recession. First quarter revenue is up $66.1 million or 2.3 percent above fourth quarter revenues of $64.6 million and 4.7 percent higher than the $63.1 million recorded in the year ago period.

The growth in revenue was led by stronger demand from the wire line communications, digital TV, industrial, and Wi-Fi voice over IP markets combined with record sales to the company’s global sell through distributors.

Standard product sales accounted for 93 percent of total Q1 revenues with foundry and custom sales comprising seven percent. The first quarter sales mix by product area was analog 66 percent, high bandwidth 14 percent, Ethernet 15.5 percent, and foundry 4.5 percent.

Turns fill for the quarter was slightly above 60 percent. Micrel sales remained widely diversified with the top 10 direct customers accounting for 21 percent of Q1 sales compared with 23 percent in Q4.

The industrial end market represented the largest segment in the first quarter sales mix for Micrel. Industrial revenues represented 38.5 percent of Q1 revenues. Micrel sales to the industrial end market have grown at a compound annual rate greater than 15 percent over the pass three years. Sales to the wire line communications market for Micrel’s analog, high bandwidth, and Ethernet products comprised 26.5 percent of Q1 revenues, up from 24 percent in Q4.

The 13 percent sequentially increase in Q1 communications-related sales was led by a ramp in Ethernet sales to Wi-Fi voice over IP customers and higher sales to major network infrastructure and fiber optic module customers.

Sales to the wireless handset and computing end markets declined seasonally in the first quarter. Wireless handset revenues made of 16 percent of first quarter sales compared to 18 percent in the fourth quarter.

Even though sales to the handset market declined sequentially due to the seasonal trends, we are encouraged by the recent resurgence in orders we have seen in our products designed into higher end handset models.

We are also seeing design win traction from our handset customers for our lower cost power management products, which we began introducing in Q3, 2007. Sales to the computing end market declined seasonally by about 10 percent and made up 15 percent of Q1’s sales compared to 17 percent in the fourth quarter.

Completing the Q1 revenue mix consumer and military market sales were four percent of total company sales up from three percent in Q4. The increase in consumer market revenue was due to continued penetration of the digital TV and set top box customers in what is usually a seasonally slow period for these end markets.

Geographically, sales to Asian-based customers accounted for 54 percent of Q1 sales compared with 56 percent in Q4. Sales to North American customers were 32 percent of first quarter revenues versus 33 percent in Q4 and sales to European customers grew sequentially comprising 14 percent of Q1 sales, up from 11 percent in the fourth quarter.

Now turning to the remainder of the income statement. First quarter gross margin increased to 56.5 percent from 55.8 percent in the fourth quarter. This increase in gross margin occurred at the same time we reduced net inventory.

R&D spending was $14.1 million or 21 percent of revenues in the first quarter. The $700,000 sequential increase in our R&D spending was due to seasonally higher payroll taxes, stock compensation expense and incremental costs associated with a greater number of new product releases.

During the quarter Micrel released 23 new high performance products. In the analog power area we expanded our industry leading family of portable, high efficiency DC-seated switching regulators for extended battery life applications, released two high output yield drivers for mobile devices and added two new ultra low RDS on products to our best in class family of load switches.

One of the questions that have been asked by the investment community is whether or not Micrel will compete aggressively in the price-sensitive Asia Pacific region. Our answer is a resounding yes. In Q1 we released a new family of low cost LDOs which are targeted at high volume, low price applications such as wireless handsets, MP3 players and other portable consumer products.

These devices will allow Micrel to compete in price-sensitive applications with a high quality product offering while meeting our profit margin targets.

In the communications product area the company introduced five Ethernet switch products targeted at industrial and embedded networking applications and four ultra low voltage high bandwidth products targeted at metro and enterprise networking applications.

Returning now to the income statement. Q1 SG&A spending was $12.3 million or 19 percent of sales. The sequential increase in SG&A spending was due to higher profit sharing expense, increased variable selling expenses, and approximately $350,000 in incremental cost associated with the company’s ongoing proxy contest.

First quarter operating income was $11.8 million or 18 percent of sales. This compares to operating income of $11.7 million in the fourth quarter and $11.3 million in the year ago period. Other income net was $1.1 million, down from $1.5 million in the fourth quarter due to lower interest income. The effective tax rate was 34.7 percent in the first quarter.

First quarter GAAP net income was $8.4 million or 12 cents per diluted share. This compares with fourth quarter 2007 GAAP net income of $8.4 million dollars or 11 cents per diluted share. And GAAP net income of $17.9 million or 23 cents per diluted share in the year ago period.

Included in the last year’s first quarter 2007 net income was a one time $15.5 million pre-tax gain associated with a legal settlement with the company’s former auditors, which after income taxes was equivalent to 13 cents per diluted share.

Our balance sheet remains strong. Cash and short-term investment balances were $78.5 million at the end of March compared to $91.1 million at the end of 2007. The $12.6 million decrease is primarily due to the company’s ongoing share repurchase. During the first quarter, $17 million was spent to repurchase 2.6 million shares of Micrel common stock.

Accounts receivable balances increased by $4.1 million in the first quarter to $33.7 million. Day sales outstanding increased to 46 days at the end of Q1 from 42 days at the end of Q4 due to strong shipments in March relative to weak year-end shipments in December of 2007.

Net inventory decreased by $800,000 during the quarter to $34.9 million and days of inventory decreased to 110 days at the end of Q1 to 115 days in Q4. Due to the record resale level in the first quarter the days of distribution channel inventory declined by about one week during the quarter.

Capital expenditures totaled $3.4 million in the first quarter and Q1 depreciation and amortization, excluding the amortization of stock-based compensation, was $4.6 million. Micrel’s Board of Directors has been and continues to be focused on returning a portion of the company’s cash flows to shareholders through the stock repurchase plan and quarterly dividend payment.

Today, Micrel is announcing that its Board of Directors has authorized an increase in the quarterly dividend payment of 17 percent to 3.5 cents per share. The dividend is to be paid on May 22nd, 2008 to shareholders of record on May 6th.

The company would like to note that since 1998 it has paid out 95 percent of its free cash flow to shareholders through its share repurchase program and payment of dividends. We believe this rivals the best in the semiconductor industry.

Now turning to the outlook for the semiconductor industry and Micrel. What we have currently is a mixed bag for the industry as a whole. As you probably have been noting in the various company reports that have come out thus far, the industrial and communication sectors remain relatively strong in spite of the challenging economic environment.

We see potential weakness coming primarily from the consumer-related end markets. This is somewhat related to the seasonality that is typical in the consumer-related markets in Q1 and Q2.

Although current media reports indicate that the U.S. is going through a significant slow down and perhaps even a recession, we still believe that semiconductor industry growth should be better in 2008 than it was in 2007.

Let’s turn to page number two of the Webcast, which is our semiconductor barometer. You will note that Q1 came out pretty much as we had predicted when we did the chart back in Q3 of 2007. The most important metrics that we want to point out are lead times and inventories.

You will note that in Q1 lead times were flat and inventories were up slightly but remained well in control. We believe that the disciplined approach taken by our customers in controlling inventories has to a major extent stabilized the volatility of our industry.

Even though bookings in general appear to be very good for the industry in Q1, we believe that what is also reflected here is strength in the industry when compared to Q1 of 2006. When we had similar booking levels yet the inventories shot up.

In Q1 2008, the consumption appears to be about the same as the booking level. Looking forward to Q2 we believe it should be a good quarter for Micrel and the semiconductor industry with the exception of those companies who’s primary focus is on consumer-related markets.

We believe that consumer-related end markets will experience more seasonal challenges and will be impacted more by the economic slow down, at least during the first half of the year. The industrial and communications end markets should show reasonable growth going into Q2 and if history repeats itself, will slow down to some degree in the third and fourth quarters.

We would expect an improved demand environment in the consumer-related end markets going into the seasonally stronger holiday period in the second half of 2008.

Please turn now to our cycle chart on page three of the Webcast. Because of the weakness in the U.S. economy primarily impacting the consumer sector, we have slightly lowered our 2008 industry growth projection from up five to eight percent to up three to six percent.

Overall we are encouraged with the booking levels we have seen in the industry and therefore believe that 2008 will be stronger than 2007 in spite of the weaker U.S. economy.

Turning to our outlook for 2009 we are projecting industry growth at seven to 10 percent. We believe that ASPs will remain relatively stable through 2008 and going into 2009. We do not see ASPs expanding unless we have a strengthening in the U.S. economy and a stretching out of lead times to about seven to eight weeks from the current level of approximately five weeks.

Now turning to Q2 for Micrel. As most of you know, two of Micrel’s main focus areas have been the industrial and communication end markets. The improvements in these two markets that we experienced in Q1 bodes well for the company, for our book to bill was well above one in the first quarter.

In 2006 and 2007 we began to focus on some of the more exciting higher growth consumer-related market opportunities such as digital TV and set top boxes. And we should see the results of those design wins in the third and fourth quarter.

The company continues to introduce a large quantity and broad range of new products which are being well accepted in the markets that we serve. The current booking levels we are experiencing in the first part of Q2 remain robust and on a par with Q1. We are monitoring the bookings carefully to ensure that demand is consistent with consumption and that we won’t just be building inventory.

Based on a higher beginning backlog and continuation of solid booking trends so far in April we anticipate that Micrel’s Q2 revenues will be two percent to seven percent higher than the first quarter. To achieve the high end of the projected revenue range requires approximately 50 percent turns fill which is 10 percent less than was recorded in the first quarter.

We forecast Micrel’s second quarter 2008 gross margin will be approximately 56 to 57 percent depending on the second quarter sales mix. We anticipate total operating expenses will increase on a sequential basis in the second quarter by approximately $2 to $3 million due to significant incremental cost associated with the ongoing proxy battle. Excluding these expenses we expect ongoing R&D and SG&A expenses to be relatively flat to Q1.

Other income is projected to be about $1 million and diluted shares outstanding are estimated to be 71.5 million shares for the second quarter. We estimate that FAS 123(R) will result in approximately $1.2 million of pre-tax stock compensation expense in the second quarter.

And we anticipate the effective tax rate for the remained of 2008 will be approximately 37 percent on a GAAP basis due to the termination of the R&D tax credit.

Based on these aforementioned projections we believe Q2 2008’s GAAP diluted earnings per share will be approximately 10 to 11 cents after taking into account expenses associated with the ongoing proxy contest which are projected to reduce second quarter GAAP by two to three cents per share.

Excluding the proxy contest expenses and share-based compensation expenses the company estimates second quarter non-GAAP earnings per share will range from 13 cents to 15 cents per diluted share.

In spite of an uncertain economic environment, Micrel is getting off to a good start in 2008 with a strong first quarter which is usually a seasonally weak period for the company. We are excited about our prospects for the second quarter and the remainder of the year.

We will now move to the question and answer session and again we remind you that we are not going to address questions related to the proxy contest during the Q&A portion of the conference call. Thank you.

Operator: Thank you, sir. Ladies and gentlemen, if you would like to ask a question, please press star one on your touch tone phone. To withdraw your question, please press the pound sign. If you are using a speakerphone, please lift the handset before entering your request. Please stand by for the first question.

The first question comes from Craig Hettenbach from Goldman Sachs. Please go ahead.

Craig Hettenbach: Thank you. Question on the handset market, can you just discuss your outlook for handsets into Q2 and then some of the low power products that you mentioned were introduced Q3 last year when you expect the timing of revenue for some of those products?

Andrew Cowell: So this is Andrew Cowell, VP of Analog Marketing. The products introduced were very lost cost low power LDO family class. Some low cost targeted DCDC converters to more ((inaudible)) the ancillary market in all the low end, medium and high end handsets.

They were introduced in Q3 and we’ve already got a significant design wins and we expect that revenue to kick in middle to end of Q2 into Q3.

Craig Hettenbach: Just want to know, what kind of growth do we expect in Q2 enhance this. Do you have any feel for that?

Andrew Cowell: Based on the current design wins I expect Q2 to still be up from Q1, maybe by about five percent, but then I expect Q3 to ramp higher. As we get more traction, not only from the LDOs, but it’s more importantly as we get traction from the sockets that we previously haven’t held which is the DCDC converters because that’s jut additional revenue.

Ray Zinn: Does that answer, Craig?

Craig Hettenbach: It does. Thank you, Ray. And just staying on the handset can you just update us just in terms of dollar content so the some of the low and mid-end phones you’re now targeting as well as the high-end phones, maybe just a range of dollar content that you have available per handset?

Andrew Cowell: Right now in the high end phones we have quite a lot of dollar content available, probably in the $.50 to $2.00 range. In the low end handset we’ve got probably around about 50 cents maybe to 60 cents level. It just kind of depends on the mix.

Craig Hettenbach: Thank you. And then Rick, on the gross margin front going forward, can you just discuss kind of the biggest level of margins, whether, you know, it be product mix utilization or potential for increasing foundry business, just a little color on gross margin outlook?

Rick Crowley: Well, I think all three of those obviously are going to positively impact the gross margin. I think, you know, right now we have the wireless handsets and the Ethernet ramping in Q2. It sort of kept the gross margin in the 56 to 57 percent range.

But as the growth continues, I would see added benefit from ramping the fab, lowering the overall cost for our products, moving in and back up our – continue up in our gross margin curve that I think you’ve seen in the past, right?

Ray Zinn: So Craig, what I’ve decided and, you know, this is based on just not wanting to wait around anymore, is I’m going to fill that fab one way or another. So, you know, we’ll either do it with foundry or we’re going to do it with our own products.

And we see potential with some of the new products we have currently coming out. One of them Andrew Cowell addressed within the low end handset area, you know, it could be hundreds of millions of units. And that will use a lot of wafers.

You do know there’s lots of ((inaudible)) wafer, it will still use lots of wafers, so we do anticipate our (fabulization) going up as we now go after, aggressively go after some of this lower cost higher volume products in the Pacific Rim area.

Craig Hettenbach: Great. Thanks for the color.

Operator: The next question comes from Ross Seymore from Deutsche Bank. Please go ahead.

(Bob Guijardi): Hi, this is (Bob Guijardi) for Ross. You just mentioned (fabulization). Can you tell us where it is right now?

Ray Zinn: I think we’re at a 60, 55 to 60 percent range.

(Bob Guijardi): OK. OK. And the gross margin improvement in the quarter, was it mostly related to mix or was it better utilization-related?

Ray Zinn: It’s probably …

Rick Crowley: Mix and ongoing cost reductions.

Ray Zinn: Yes.

(Bob Guijardi): OK. Great and just some quick housekeeping items. Can you give us the cap ex in the quarter and is there any change in your full year number and could you give me the full year number?

Rick Crowley: Sure. Yes, the cap ex was $3.4 million in the first quarter and we still see somewhere around the probably $17 to $20 million in the year.

(Bob Guijardi): Great. And the final question, could you talk a little bit about the orders in the quarter given the accounts receivable went up a little bit and clearly you guys did a great job on exceeding your revenue range. Can you just talk about how it progressed in the quarter?

Ray Zinn: You’re talking about now how the revenue looks in April?

(Bob Guijardi): No, how does the revenue and orders pattern progress in 1Q?

Ray Zinn: Oh, I see. He means parts ((inaudible)). OK. We did – we saw a kind of a bump when we saw, of course for prior to Chinese New Year we got quite a few orders and then it went kind of silent during Chinese New Year and then it started picking back up again. And we did have an acceleration in March and that’s why the DSOs went up.

(Bob Guijardi): Would you say that March was stronger than January?

Rick Crowley: A little bit, yes.

(Bob Guijardi): OK.

Rick Crowley: January was pretty strong.

(Bob Guijardi): OK. Great. Thanks guys for the color.

Ray Zinn: You’re welcome.

Operator: The next question comes from Tore Svanberg from Thomas Weisel Partners. Please go ahead.

Tore Svanberg: Yes. Thank you and congratulations on the results. First of all I recognize that you have relatively high comm. and industrial exposure but you do seem to be outperforming the markets right now. So could you just explain to us? Is it new products? I’m just trying to understand where the performance is coming from.

Ray Zinn: Well, it’s design wins that we got some time ago that’s now ramping into production like the Wi-Fi voice over IP is one are where we’re seeing some traction. Also in the set top box area where we’re getting some traction which I’m not sure if that’s communication, though. That’s more consumer. Let’s see.

Also some of our Korean, or not Korean, our Chinese (CMs) now they’re product lines are beginning to ramp back up communications and so to our distributors and other partners we did see a big increase in the comm. type products for those end markets.

So, you know, like fiber optic modules and, let’s see, enterprise-type market areas. So, you know, I think that it’s a more or less a resurgence of the comm. business, not just for Micrel but for the entire space. So our comm. customers I think are doing better in addition to the fact that we are getting some traction because of some new products like we mentioned in the voice over IP.

Tore Svanberg: Great. And on your outlook for the June quarter you mentioned 10 percent less turns, bookings so far being quite strong, so I’m just wondering where the conservatism comes from. Is it just macro-related or just help me understand where the conservative outlook’s coming from?

Ray Zinn: Well, I think it’s an honest outlook. I believe that, you know, there’s some unknowns. I mean, we’re somewhat reading the tea leaves and hearing what everybody else is saying.

Hopefully we’re not just following behind the sheep here and believing there’s going to be some kind of macro downturn, but we’re being somewhat conservative because just there’s a lot of unknowns. OK?

I mean right now it looks pretty good but, you know, we don’t know how it’s going to hold up through May and June. So we’re just, you know, being – I think we’re just making sure we’re a little bit reserved and covered on what we think we can do in Q2. So that’s just a posture we’re taking right now and if things improve dramatically of course so should our revenue but we’re just watching things, keeping things close to the vest, Tore.

Tore Svanberg: That’s very fair. And thanks for bringing in the analog team. Maybe a question here, you know, some analog companies have more of a general purpose product strategy. Others have more application-specific. Maybe we can just hear from your team what the company’s strategy in relation to those two?

Andrew Cowell: So this is Andrew Cowell, VP of Marketing. So what we do for when we target the products is we look at the market and then from that, once we’ve targeted the markets then we look at the top customers. Then we drill right down into their – what they use in their system block diagrams and then we almost do a kind of a socket attack.

So we look at which sockets we can take and then we plan the best in class products so the customers will use it. And we’ve been utilizing that strategy for a while and this is what’s just coming through on some of the applications you’re seeing now.

And that will continue. So really the strategy is pick the market, really understand what the end customer, your big end customers need and use, and then make products that are benefits to them and then you design the menu.

Ray Zinn: Yes, we do have a couple of ASIC products that we’re doing because of they’re huge volume. And so, you know, we are going to get some traction off those. Those are huge, what’s that one ASIC roughly, what’s the value of that one ASIC for us?

Andrew Cowell: Oh, that’s around 30 to 35 cents but pretty big volumes.

Ray Zinn: What kind of dollars are we talking about?

Andrew Cowell: It’s around the $20 million to 30 – 20 to 25 million units.

Ray Zinn: OK.

Andrew Cowell: A year range.

Ray Zinn: A year? OK. So that’s a pretty big ASIC opportunity that we do, so we’re not doing only the general purpose. We do some ASIC, you know, type products. But by and large we try to do as much general purpose and that’s why you’re seeing our industrial markets go up, grow as nicely as they are because we are trying, you know, to feed that general market.

They tend to have higher margins. A little bit longer longevity product-wise and so, but we’re not – we’re opportunistic when it comes to some ASIC opportunities. So, you know, I don’t want to say we don’t do ASIC-type products because we do and we have a big program we’re working right now that’s going to generate some decent revenue for us probably within the next, what do you say, six to 12 months?

Andrew Cowell: Yes.

Tore Svanberg: Great. And just finally, it looks like you are benefiting more and more from TV and voice over IP. This seems to be two new markets for you. Could you just elaborate a little bit on your opportunity in both markets? How do you win with those markets and could you also maybe mention a few of your customers there?

Ray Zinn: I don’t know if we can mention our customers, but certainly any of the major guys that are in that ACTV market you can figure out who those guys are and it’s a cadre. I mean we’ve got power management in there. We have Ethernets. We have some high bandwidth products.

So we just – it’s fortunate for us that we don’t have just analog. I mean it’s got a little of all the things that we produce so we can be more of a general supplier as opposed to a single supplier. And so that’s what our customers like and the fact that we’re not just covering one part of the system for them, we’re covering multiple parts of the system and that gives us, you know, some price leverage, too, because we can kind of do some packaging of some of our deals together and that’s really helping especially in these cost sensitive consumer markets.

So on the Wi-Fi voice over IP it’s generally – we’ve got some big opportunities here and of course that’s beginning to take off now, thank goodness. And I’m not sure that we can go over who that customer or customers are on that one.

Tore Svanberg: Fair enough. Thank you very much, and again, great quarter.

Ray Zinn: Well, thank you, Tore.

Operator: The next question comes from Doug Freedman from AmTech Research. Please go ahead.

Doug Freedman: Hi guys, thanks for taking my question. I guess if we could start with a little bit of a technical detail. Rick, there was a restructuring charge that assisted in the EPS this quarter. Can we get some clarity on what that was?

Rick Crowley: Right. That was to clean up finalization of the restructuring of our Santa Clara closure from a few years back. We had a legal issue that was outstanding and that got resolved in a settlement in the first quarter.

Doug Freedman: OK. Great. And then could you talk a little bit about what you’re seeing as far as order visibility? I know a few years back you got, you know, what you guys call order pipelining. I don’t think that that’s happening now, but could you talk a little bit about what you’re seeing as far as your order visibility and is that playing any factor into your lower turns expectations?

Ray Zinn: That’s a good question. So when we go out and ask our distribution customers who, you know, how things are looking and, you know, how they see things running out, they act real, you know, nervous and somewhat try to hold back on what they think the business is really like and, but yet they’re still hitting us with these big orders.

So if, you know, we ask them is this micro-specific they’ll say, well, we’re not sure, but certainly you guys are doing well. But when you ask them kind of a macro global look at it they tend to be more reserved and they act like things are not – that there’s a lot of uncertainty. So we’re a little confused actually. So that’s why the little bit of conservatism in what we’re doing.

Because we’d like to see a little more clarity on really what, how long is this going to last? In other words how much into the future is this run going to go? It looks like the consumption is equivalent to their bookings and we’re happy with that so we don’t think there’s any pipelining especially if we look at the lead times that they’re currently asking for.

It doesn’t’ sound like this is a pipelining kind of thing. So having said that Q3 is beginning to book in nicely. So, you know, we’re a little perplexed. If you listen to the media and kind of what’s going on out there you get the opinion that things are going to heck in a hand basket. But it just doesn’t seem that way when we sit there and look at the orders everyday. It’s kind of weird.

So we’re getting a lot of mixed signals, Doug, and I can’t be any more clear than that. I mean you guys are also hopefully out there testing the waters and, you know, so we’re probably seeing what you’re seeing.

Doug Freedman: All right. Can you talk a little bit about what you’re seeing on that front in terms of the ratios, sort of cancellations to expedite? Are you seeing more expedites or more cancellations, how that ratio might be at this point in the cycle?

Rick Crowley: Yes. Cancellations remain low, Doug, and we’re definitely seeing more expedites than cancellations right now.

Doug Freedman: OK. Clear positive. Going on to some of the business segments, last year you had a development where foundry was building some solar concentrator cells. Can you talk a little bit about that business? Is that all or a large piece of the present foundry business?

Ray Zinn: Yes it is.

Doug Freedman: And what your expectation is there?

Ray Zinn: No, it’s a large piece of it. It’s still going on, about the same rate.

Doug Freedman: Has that business been ramping? Is that a revenue growth opportunity for you?

Ray Zinn: I don’t see it right now as a, you know, with the current economic climate I think it’s kind of stable. I mean I think we would be growing if the housing situation were a little bit better.

Doug Freedman: OK.

Ray Zinn: And maybe when it gets better that’ll get better, too.

Doug Freedman: And then just two other segments. So I know you guys have been targeting and trying to grow the automotive networking business. Can you talk a little bit about what’s happening in that market?

Ray Zinn: yes, that’s ongoing. I mean, it’s definitely moving forward. You know, there’s quite a qualification path to do that so it’s not something that you’re going to see month by month, but it is going to happen and, you know, that ramp on it will probably start in 2009.

Doug Freedman: OK. So that’s expected for ‘09?

Ray Zinn: Yes.

Doug Freedman: Because I did see BMW introduced some products there and I was wondering if you guys were in them already. OK.

Ray Zinn: Well, you can probably guess on that one yourself.

Doug Freedman: OK. And then I saw, if you could talk, my last question is for this SoHo Ethernet market and what’s happening there?

Ray Zinn: Well, that one is kind of stable. I mean we seem to have kind of bottomed out there so it’s not like it’s keeping to fall off, it’s kind of holding its own. So, we have customers who like us and don’t mind paying a little premium for the Micrel capability. And so we’re just, because of the margins are now lower and stuff, we’re not really getting much help there. But certainly it’s kind of stabilized kind of where it is.

Doug Freedman: All right. Great. Thank you, and congrats on a nice quarter.

Ray Zinn: Well thanks, Doug.

Operator: The next question comes from Sumit Dhanda from Bank of America Securities. Please go ahead.

Ian Ing: Hi guys, this is Ian in for Sumit. I guess the first question on the strength in wire line? How much of that might have been a recovery of the power business you guys saw softness in second half of last year?

Ray Zinn: Oh, there’s probably some there. I mean I’m not going to deny that it’s not 100 percent new, but I don’t know what percentage it is. It’s hard to gauge. I don’t think anybody’s partitioned that out.

And we tried to by the way but I don’t know that we’ve gotten any solid numbers on it because again, that’s not something that is, you know, where there’s an obvious step function measurement that we can make. And even though we have a sense that there’s probably some of that we’re not sure that there’s a lot of that.

Ian Ing: OK. Is that business back to where you think it ought to be or do you think there’s still some …

Ray Zinn: Oh, no. It’s going up.

Ian Ing: So you’ve recovered all your lost ground form the second half of last year?

Ray Zinn: Have I recovered all my lost ground? I’m recovering my lost ground. I don’t that I’ve recovered all of it but I’m recovering it.

Ian Ing: OK. And just for context, do you have the historical turns levels for Q2? I know you did some scrubbing on the Q1 numbers last quarter. Do you have a similar feel for?

Rick Crowley: Historical’s probably in the 55 percent range is kind of what our view of if you just want a median. It goes as low as say in the high 40s to as high as in the low 60s, so probably about 55 is kind of nominal.

Ian Ing: OK. So high 40s is pretty much the low end.

Ray Zinn: High 40s would be the low end. Yes.

Ian Ing: OK.

Ray Zinn: Well, within this, well since the down turn, OK? I mean I’m not going back prior to the down turn.

Ian Ing: Sure. Sure.

Ray Zinn: In the last seven or eight years that’s probably where it’s at.

Ian Ing: OK. And then just if you could, can you talk at all, quantify at all how much the backlog is up over?

Ray Zinn: I don’t want to do that. We don’t normally report that, so it’s up. OK?

Ian Ing: OK. OK. Fair enough. And then …

Ray Zinn: And that’s why you’re seeing the turns down.

Ian Ing: OK. Fair enough. Just one last question then on the new product traction, you’re obviously releasing more and more new products every quarter. Can you tell us where you’re seeing the greatest level of progress with your new products? Thanks.

Ray Zinn: David, why don’t you respond to that?

David Schie: Yes, this is David Schie, Vice President of Engineering. Are you speaking with respect to the new products coming out or where we’re seeing traction at customers?

Ian Ing: What kind of traction are you getting now that you weren’t previously with the new products coming out now or in the most recent past?

David Schie: Yes. So, you know, the TV and set top box, I mean, we did a lot of introductions because we’ve talked about the fact that we’ve tripled our new product. Some of those take quite a long time to design in so we’ve been working with customers for some time and we’ve been waiting for it to finally turn into revenue and that’s happening.

And there were programs, you know, that we’ve been on for awhile that we’re pleased are getting to that point. The other area is cell phones. For example we finally have the low cost LDOs out and that was an area we really wanted because it’s a leader to other components in the phone.

So cell phones, DCDC, TV and set top box I would say are the areas where we’re getting the traction.

Male: But I think he was asking what kind of designs are you getting out now? You know, what is kind of the skew of the kinds of products you’re getting out relative to in the past, you know? Switchers, ((inaudible)), you know, what’s your – what kind of products are you seeing coming out of design? I think that’s what he was referring to.

David Schie: Sure. I mean, we’ve put a lot of focus into the DC to DC, some of the high volume that would address the set top box, TV and those sort of markets. And that’s a leader for a lot of other products. And then the cell phone, the same kind of products.

The high current LDOs as well as these low cost LDOs. We’ve also had the benefit at the moment of having a lot of competitors having difficult maintaining their staff so we’ve actually hired a lot of really good designers and we’ve been improving our tools.

And that’s actually accelerating our rate of new products and really good new product and that’s been ongoing. So I think you’re going to see even more over time because it’s kind of a positive reinforcing circle on that.

But the biggest focus is LDO and DC to DC. We are pleased that the power over Ethernet area, we’ve been working on that for quite a long time, and that’s an area we’re putting a lot of effort into. We talked a bit about the 2358, but finally the Ethernet ports are going to be powered and that’s a big new area.

We talked about 100 million units or ports available in the next year and we are working hard to address that. And so there’s definitely a trend of technologies that we’ve been working one for awhile finally making it into the market.

Ian Ing: Great. Thanks. Thanks very much for taking my questions.

Operator: Ladies and gentlemen, we have time for one final question. Our final question comes from Kevin Rottinghaus at Cleveland Research. Please go ahead, sir.

Kevin Rottinghaus: Thanks. Can you hear met?

Ray Zinn: Yes, we can.

Kevin Rottinghaus: OK. Thanks for taking my question. First just to clarify, did you say you need about 50 percent turns to hit the high end of guidance or is that the midpoint?

Rick Crowley: High end.

Kevin Rottinghaus: To hit the high end of guidance.

Rick Crowley: High end.

Kevin Rottinghaus: OK. On the SG&A side, you know, I know you had the extra 350 in there this quarter, but even stripping that out it looks like it was up, you know, in the high single digits in the nine percent range quarter-over-quarter? Is that normal and was there anything going on there and I guess in that light how should we expect it to progress through the rest of the year?

Rick Crowley: As I said in prepared remarks I’d expect it to be relatively flat excluding any of the incremental expenses for the proxy battle.

Kevin Rottinghaus: OK.

Rick Crowley: You get payroll tax increases in Q1 versus Q4.

Kevin Rottinghaus: Right.

Rick Crowley: We also had higher profit sharing expenses and stock compensation expenses in Q1 that popped that up, and also some higher incremental selling and advertising expenses. But we expect that to level off her as we go into Q2 which should help provide some leverage.

Kevin Rottinghaus: OK. Does that ramp up at all throughout the course of the year or does it track relative to …

Rick Crowley: No, it shouldn’t. I mean, we’ve been reducing our operating expenses for the last eight quarters up until Q1 and so we just kind of had multiple things hit at once here in Q1.

That’ll stabilize and, you know, we should see some marketing and selling expenses, variable selling expenses as we go through the quarter, I’m sorry, as we go through the year relative to the change in revenue.

But excluding extraordinary expenses then I would think G&A’s going to be pretty level throughout the rest of the year.

Kevin Rottinghaus: OK. On the R&D side are you still, I guess the last comment was that you had added some engineers. Competitively is that still a goal for this year or have you kind of cooled it with the macro environment?

Ray Zinn: No, we’re still – I should let David answer that. You know, if David had his way about it we’d have nothing but engineers with the company so he’s – we’re still ramping and I’ve got to keep a lid on him.

I mean, you know, our R&D expense would be out of sight if David had his way. But anyway he’s hiring all I’ll let him hire and we’re every single day that seems to go by that he’s got somebody else he wants to bring onboard. But anyway, no, you haven’t heard the end of this.

Kevin Rottinghaus: OK. On the movement into the low end handsets, you know, if that really ramps up second half of the year should we expect any change in kind of the margin profile maybe seasonally as more of the consumer stuff kind of flows through?

Rick Crowley: Well, you know, we try to develop these products so that the margins weren’t hampered. I’m not going to say it’s high end margin, but it should be kind of nominal, kind of what we’d normally target our margins. So they’ll be decent margins.

So if that takes off gangbusters, which we expect it to based on the design wins, I’m not anticipating any really impact on margins at least not at this juncture unless some of the pricing starts getting out of sight.

Kevin Rottinghaus: And net opportunity, is that primarily with one major OEM right now or are you …

Ray Zinn: No, no, it’s with almost any of those low end handset guys.

Kevin Rottinghaus: But as far as design wins?

Ray Zinn: Yes. I mean it’s, you know, the low end handsets still need power management. I mean they don’t need as much as they do in the higher end stuff because you’ve got a lot more going on in the high end.

But, you know, we’re just addressing some of those power management opportunities and heretofore we kind of walked away from because we couldn’t figure out how we were going to compete margin wise with our real high end type power measures.

So what we did is we developed some lower end power management products that ((inaudible)) just basic functions for them that they want that they still need power management for but just, you know, have lower accuracy or less power or they just have – the specs are lower and so therefore the part is, you know, the diode size is smaller and we can just offer it for less money.

Kevin Rottinghaus: OK. And should we expect you to maybe re-enter any other markets that are maybe a little more cost aggressive if you can get, or I guess price aggressive if you can get the cost profile down somewhere low to enhance it?

Ray Zinn: Yes, like the PC area, for example.

Kevin Rottinghaus: Right. So we should expect you to maybe start to re-enter that market?

Ray Zinn: Yes.

Kevin Rottinghaus: OK. And last question from me, you talked about design wins in consumer that you think will start to hit second half of the year. And maybe I misheard you, but are we talking about potentially seeing bookings into some of those applications already or is that more just …

Ray Zinn: Well, we’re seeing the bookings. It’s just that we’re not seeing the volume yet because this isn’t the season, you know, it isn’t the holiday-type – at least our customers are forecasting more of a holiday ramp as opposed to being, you know, a first half ramp.

As you know, 2009 everybody’s has got to go digital anyway, so they’re just going to get ready for that and so it tends to, that just seems to be the nature of the beast if I look at the roll up from the customers forecast or more of a second half type of thing.

Kevin Rottinghaus: OK. Thank you very much for taking my questions.

Ray Zinn: You’re welcome. So before we ring off, do we have any more questions operator?

Operator: No we don’t sir. Please continue.

Ray Zinn: Yes. So before we ring off I’d like to hear from Scott Ward our Vice President of our analog business unit. We’ve heard from Andy and from David but we didn’t hear from Scott. So, just so he doesn’t feel left out, go ahead, Scott.

Scott Ward: No, I never feel left out, Ray. Yes, I just wanted to maybe let you get a feeling for the excitement we have here in the company for the analog management team and where we’re taking this. It’s the strongest analog team I’ve seen in eight or nine years that I’ve been here.

You know, sometimes you wonder what it takes when – using a sporting analogy, you see a team that finally clicks after X number of years with a couple of new players. So that’s kind of what we’ve got here and the team’s really excited.

We’re really focused. There’s synergy between us and the way we work together is outstanding. So it’s clear that we’ve got a manufacturing, you know, capability behind us that’s second to none in my opinion.

And what we’re going to do now is we’re going to compete. We’re going to go after every single socket out there in the markets that we play in and we’re not going to walk away from anything at market price.

So we’re not going to be stupid about it but we’re going to be very aggressive and drive this revenue coming over the next year or two.

Ray Zinn: Well thank you, Scott. That was a nice conclusion to our conference call. So again, thank you again for joining us. Want you to know how pleased I am at how the company is now really clicking and we’re now seeing some of the results of some of this hard work that we’ve been putting in these last couple years and getting our product line realigned to hit those markets that are going to grow for us.

I’m glad to see the resurgence of our industrial and communication end markets. Those are good margin areas and we’re delighted to see those things come back. So again, you know, just be ready for more. I mean we’re – you haven’t seen the last. So thanks again for joining us and look forward to seeing you, or talking to you in July.

Operator: Ladies and gentlemen this concludes the conference call for today. You may now disconnect your line and have a great day.

END

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This transcript includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, gross margin, operating expenses, net income, earnings per share, customer demand, booking levels, inventory levels, turns-fill requirements, average selling prices, our entry into markets, acceptance of new products, customer order patterns, factory utilization, stock compensation expense and taxes; expectations regarding repurchase of the Company’s common stock and payment of future dividends; expectations about expenses related to the Company’s ongoing proxy contest, and the nature of macro-economic, industry and market trends. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; and Micrel’s operating cash flow. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. All forward-looking statements are made as of today, and except as required under the securities laws, the Company disclaims any duty to update such statements.